EXHIBIT 5.1

HARNEYS

Harney Westwood & Riegels
Craigmuir Chambers
PO Box 71, Road Town
Tortola, VG1110
British Virgin Islands

30 July 2010

Our Ref  039613.0002 SLR
Doc ID    2641925_4

Yucheng Technologies Limited
Beijing Global Trade Center
Tower D, Floor 9
36 North Third Ring Road East
Dongcheng District, Beijing
100013, P.R. China

Dear Sirs

Yucheng Technologies Limited (the "Company")

1.
We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “US Securities Act”), relating to the issuance by the Company from time to time of up to 1,500,000 ordinary shares of no par value, in the Company (the “Shares”), pursuant to the 2006 Performance Equity Plan of the Company (the “Plan”).

2.           For the purpose of this opinion, we have examined the following documents and records:

(a)
a copy of the Memorandum and Articles of Association of the Company (“M&AA”) and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 25 May 2010;

(b)	information revealed by our searches of:

(i)
the records and information certified by Offshore Incorporations Limited, the registered agent of the Company, on 2 June 2010 of the statutory documents and records maintained by the Company at its registered office;

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on [●]; and

(iii)	the records of proceedings on file with, and available for inspection on [●] at the High Court of Justice, British Virgin Islands, (the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out.  In particular we have made no enquiries as to matters of fact other than the Searches.

3.           For the purposes of this opinion we have assumed without further enquiry:

(a)
the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals and the genuineness of all signatures and seals;

(b)
the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen and the accuracy of any and all representations of fact expressed in or implied thereby;

(c)           that the information indicated by the Searches is complete and remains true and correct;

(d)	that no matters arising under any foreign law will affect the views expressed in this opinion;

(e)
that the issuance of the Shares in accordance with the Plan will be authorised by a resolution of directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) passed in accordance with the M&AA and the laws of the BVI and containing the statements required by section 48 of the BVI Business Companies Act (the “Resolutions”);

(f)          that the Resolutions will remain in full force and effect;

(g)	that the Company will have sufficient authorised, unissued ordinary shares to allow for the issuance of the Shares; and

(h)	that no resolution of the members of the Company has been passed limiting the powers of the directors.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)
Existence and Good Standing.  The Company is a company duly registered with limited liability for an unlimited duration under the BVI Business Companies Act (No 16 of 2004), and is validly existing and in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(b)
Shares.  The Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable (meaning no further sums are payable to the Company with respect to the holding of the Shares).

5.	(a)
This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.  We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

(b)
The rights and obligations of the Company may be subject to restrictions if it or any other party has been made subject to United Nations or European Union sanctions as implemented under the laws of the British Virgin Islands. We have not conducted any investigations in this respect, and we express no opinion in relation thereto.

6.
This opinion is rendered for your benefit in connection with the transactions contemplated by the Registration Statement only.  It may not be disclosed to or relied on by any other party or for any other purpose save that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully
HARNEY WESTWOOD & RIEGELS

/S/ HARNEY WESTWOOD & RIEGELS